Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this post-effective amendment No. 1 to the Registration Statement on Form S-8 to Form S-4 of our reports dated February 26, 2025, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Renasant Corporation, appearing in the Annual Report on Form 10-K of Renasant Corporation for the year ended December 31, 2024.
We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus.
/s/ HORNE LLP
Memphis, Tennessee
April 11, 2025